EXHIBIT 99.1

Amerigon and 5N Plus Establish Partnership to Develop and Manufacture Advanced Thermoelectric Materials

More Efficient Materials Enable Use of Thermoelectric Technology In Wide Variety of

Industrial, Automotive Applications

NORTHVILLE, Mich., Aug. 25 /PRNewswire-FirstCall/ — Amerigon Incorporated (Nasdaq: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, and 5N Plus Inc. (TSX: VNP), a developer and producer of high-purity metals and compounds for electronic applications, today announced that they have established a partnership, to be called “ZT Plus”, to develop and manufacture advanced, more efficient thermoelectric materials designed to enable the use of TE technology in a wide variety of heating and cooling and power generation applications for industrial, consumer, medical, electronics and automotive markets. Nicholas Audet, Manager of Research and Development of 5N Plus, will lead the new partnership in its initial stages.

Amerigon’s advanced technology subsidiary BSST along with its university partners have performed extensive research into the development of the next generation of TE materials. They have successfully developed materials that significantly outperform the best presently available TE materials. This partnership between Amerigon and 5N Plus is intended to allow for the completion of the development of these advanced materials and the creation of innovative manufacturing capabilities to produce the materials in volume, and in a cost-efficient manner.

“Our partnership with 5N Plus combines the intellectual property and expertise in thermoelectrics of Amerigon’s BSST subsidiary, and its university partners, with the experience in the purification, compounding and manufacturing of thermoelectric materials of 5N Plus,” said Lon E. Bell, President of BSST. “The agreement grants BSST the right to purchase these new, more efficient materials for early use in the automotive, power generation from waste heat, and HVAC markets.”

“This is an important milestone for Amerigon and allows us to continue our global leadership in thermoelectric technology and to continue to bring efficient, effective and practical thermoelectric solutions to market,” said Amerigon President and Chief Executive Officer Daniel R. Coker. “The development of more efficient materials is the key to unlocking the vast potential of our thermoelectric technology and to creating new products for a broad variety of global markets.”

5N Plus President and Chief Executive Officer Jacques L’Ecuyer said, “We are a leader in specialty materials for the electronics industry and see a unique opportunity to team-up with Amerigon, an industry leader in advanced thermoelectric technologies. We believe this new relationship will allow us to diversify and expand our business into additional high-growth markets with a strong clean technology focus, for example waste heat recovery applications. We are excited about these opportunities and as a result have seconded our manager of research and development to the new partnership to lead these activities in its early stages.”

Amerigon is the largest supplier of thermoelectric devices to the automotive industry through the shipment of more than 4.6 million units of its Climate Control Seat(R) (CCS(R)), the world’s first thermoelectric-based cooled and heated seat.

ZT Plus has been structured as a general partnership under the laws of Delaware. The Joint Venture Partnership Agreement entered into between 5N Plus and Amerigon’s subsidiary BSST provides that 5N Plus will make an initial cash contribution and BSST will assign certain contracts and intellectual property to the partnership.

About 5N Plus Inc.

5N Plus draws its name from the purity of its products, 99.999% (five nines or 5N) and more. 5N Plus, which has its head office in Montreal, Quebec, develops and produces high-purity metals and compounds for electronic applications and provides its customers with recycling solutions. The Company is an integrated producer with both primary and secondary refining capabilities. 5N Plus focuses on specialty metals such as tellurium, cadmium and selenium and on related compounds such as cadmium telluride and cadmium sulphide. The Company’s products are critical precursors in a number of electronic applications, including the rapidly-expanding solar (thin-film photovoltaic) market, for which 5N Plus is a major supplier of cadmium telluride, and the radiation detector and thermoelectric markets.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat(R) (CCS(R)) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause Amerigon’s actual results to differ materially from expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of Amerigon’s common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended June 30, 2009, and its Form 10-K for the year ended December 31, 2008.

Contact:	Allen & Caron Inc
Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

SOURCE Amerigon Incorporated

Investors, Jill Bertotti, jill@allencaron.com, or Media, Len Hall, len@allencaron.com, both of Allen & Caron Inc, +1-949-474-4300, for Amerigon Incorporated

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